Exhibit No. 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-138034 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 19, 2007, with respect to the consolidated balance sheets of Worthington Armstrong Venture as of December 31, 2006 and 2005 and the related consolidated statements of income, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006 annual report on Form 10-K of Armstrong World Industries, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 30, 2007